EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-184109 and 333-203840 on Form S-8 of Ashland Inc. of our report dated May 29, 2015, with respect to the statements of net assets available for benefits of the International Specialty Products Inc. 401(k) Plan as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year ended December 31, 2014, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the International Specialty Products Inc. 401(k) Plan.

 Lexington, Kentucky
May 29, 2015